Exhibit 1.3

PARTICIPATING DEALER OR SELLING AGREEMENT BETWEEN

MOLONEY SECURITIES CO., INC.

AND

[_______________________________________]

Ladies and Gentlemen:

Moloney Securities Co., Inc., a Missouri corporation, as the sales agent (the “Sales Agent”) for Medalist Diversified REIT, Inc., a Maryland corporation (the “Company”), invites you (the “Dealer”) to participate in a distribution pursuant to Tier 2 of Regulation A of the Securities Act of 1933, as amended (“Regulation A+”), on a “best efforts basis,” (the “Offering”) for a minimum of $8,000,000 and a maximum of $50,000,000 of shares of the Company’s common stock (the “Shares”) pursuant to this Participating Dealer or Selling Agreement (the “Selling Agreement”) subject to the following terms:

1. Sales Agency Agreement; Custody Agreement

The Sales Agent and the Company have entered into that certain Sales Agency Agreement dated July 7, 2016 (the “Sales Agency Agreement”). The Company and FOLIOfn Investments, Inc., a Virginia banking corporation (the “Clearing Agent”), have entered into that certain Issuer Custody and Services Agreement dated July __, 2016 (the “Custody Agreement”). By your acceptance of this Selling Agreement, you will become one of the Dealers referred to in the Sales Agency Agreement and will be entitled and subject to the indemnification provisions contained in the Sales Agency Agreement, including specifically the provisions of Section 10 of the Sales Agency Agreement. Such indemnification obligations shall survive the termination of this Selling Agreement. By your acceptance of this Selling Agreement, you will have the option of becoming bound by the terms of the Custody Agreement and entering into a clearing agreement with the Clearing Agent in the form requested by the Sales Agent; provided, however that if you want to participate in the Offering prior to it reaching the Minimum, then you will be required to become bound by the Custody Agreement and enter into a clearing agreement with the Clearing Agent. Except as otherwise specifically stated herein, all terms used in this Participating Dealer Agreement have the meanings provided in the Sales Agency Agreement. The Shares are offered solely through broker-dealers, which are members of the Financial Industry Regulatory Authority (“FINRA”).

Dealer hereby agrees to use its best efforts to solicit and sell the Shares to qualified persons or “Investors” for cash on the terms and conditions stated in the Offering Circular, as defined in the Sales Agency Agreement. Nothing in this Selling Agreement shall be deemed or construed to make Dealer an employee, agent, representative or partner of the Sales Agent or of the Company, and Dealer is not authorized to act for the Sales Agent or the Company or to make any representations except as set forth in the Offering Circular and Marketing Materials (as defined below).

2. Submission of Orders

Each Investor will be instructed by the Dealer to transfer funds by wire or ACH or deliver checks made payable directly to Clearing Agent from such Investor’s account, or to fund the purchase of the Shares pursuant to the Dealer’s procedures for settlement through the Depository Trust Company (“DTC Settlement”), if the Shares are then eligible for DTC Settlement and the Minimum has been reached. Funds wired to the Clearing Agent shall be transmitted in accordance with the instructions set forth in the Custody Agreement.

3. Pricing

Except as may be otherwise provided for in the “Plan of Distribution” section of the Offering Circular, Shares shall be offered to Investors at $10.00 per Share. Except as otherwise indicated in the Offering Circular or in any letter or memorandum sent to the Dealer by the Company or Sales Agent, a minimum initial purchase of 500 Shares is required.

4. Representations and Warranties of Dealer

Dealer represents and warrants to the Company and the Sales Agent and agrees that:

(a) Dealer will undertake all reasonable investigation, review, and inquiry to ensure, to the best of its reasonable knowledge and belief, that the investment is suitable for such potential Investor upon the basis of the information known to Dealer or disclosed by such potential Investor as to his or her other security holdings and as to his or her financial situation and needs. Dealer shall keep written records supporting this representation and warranty and such records shall be made available to the Company or Sales Agent promptly upon request.

(b) Dealer shall deliver to each prospective Investor, prior to any submission by such prospective Investor, a written offer to buy any Shares, a copy of the Offering Circular.

(c) Dealer will not deliver to any offeree any written documents pertaining to the Company or the Shares, other than the Offering Circular, and any marketing materials that are supplied to Dealer by the Company, the Sales Agent or their respective affiliates (“Marketing Materials”). Without intending to limit the generality of the foregoing, Dealer shall not deliver to any prospective Investor any material pertaining to the Company or any of its affiliates that has been furnished as “broker/dealer information only.”

(d) Dealer will make reasonable inquiry to determine whether a prospective Investor is acquiring Shares for his own account or on behalf of other persons and not for the purpose of resale or other distribution thereof.

(e) Dealer will not give any information or make any representation or warranty in connection with the Offering, the Company or the Shares other than those contained in the Offering Circular and any Marketing Materials.

(f) Dealer will abide by, and will take reasonable precautions to ensure compliance by prospective Investors from whom Dealer has solicited an offer to purchase, all provisions contained in the Offering Circular regulating the terms and manner of the Offering. In its solicitation of offers for the Shares, Dealer will comply with all applicable requirements of the Securities Act of 1933, as amended (“Securities Act”), the Exchange Act of 1934, as amended (“Exchange Act”), applicable state securities laws, and the applicable rules and regulations thereunder.

(g) In its solicitation of offers for the Shares, Dealer will comply with all applicable requirements of the Securities Act, the Exchange Act, applicable state securities laws, and the applicable rules and regulations thereunder.

(h) Dealer is (and will continue to be) a member in good standing with FINRA, will abide by the rules and regulations of FINRA, is in full compliance with all applicable requirements under the Exchange Act, and is registered as a broker-dealer in all of the jurisdictions in which Dealer solicits offers to purchase the Shares.

(i) Dealer will not take any action in conflict with, or omit to take any action the omission of which would cause Dealer to be in violation of the requirements of the Securities Act, the Exchange Act, or applicable state securities or blue sky laws.

(j) Dealer will use reasonable efforts to ensure that all Investors who are acquiring Shares have and will satisfy all conditions described in the Offering Circular and the certification of eligibility required thereunder.

(k) Each of the representations and warranties made by each prospective Investor to the Company in the eligibility certification, is, to the Dealer’s best knowledge, information, and belief, after due inquiry, true and correct as of the date thereof and as of the date of purchase of the Shares by such Investor.

(l) The Dealer agrees that it shall not include any "issuer information" (as defined in Rule 433 under the Securities Act) in any video or written communication with potential Investors undertaken in reliance on Rule 255 of the Rules and Regulations (each a "Testing-the-Waters Communications") used or referred to by such Sales Agent or Dealer without the prior consent of the Sales Agent and the Company (any such issuer information with respect to whose use the Company and Sales Agent have given their consent, "Permitted Issuer Information"), provided that "issuer information" (as defined in Rule 433 under the Act) within the meaning of this Section 4 shall not be deemed to include information prepared by the Dealer or Sales Agent on the basis of, or derived from, "issuer information."

(m) Neither the Dealer, nor any manager, managing member or general partner of the Dealer, nor any director or executive officer of the Dealer or other officer of the Dealer participating in the offering of the Shares is subject to the disqualification provisions of Rule 262 of the Rules and Regulations. No registered representative of the Dealer, or any other person being compensated by or through the Dealer for the solicitation of purchasers in the Offering, is subject to the disqualification provisions of Rule 262 of the Rules and Regulations.

5. Dealers’ Compensation

Except as otherwise provided in the “Plan of Distribution” section of the Offering Circular, the Dealer’s sales commission applicable to the Shares sold by Dealer which it is authorized to sell hereunder is % of the gross proceeds of Shares sold by it and accepted and confirmed by the Company, which commission will be payable by the Sales Agent. For the purposes of this Section 5, Shares shall be deemed to be “sold” if and only if a transaction has closed with an Investor for Shares pursuant to all applicable offering documents, the Company has accepted the eligibility certification of such Investor, and such Shares have been fully paid for. The Dealer affirms that the Sales Agent’s liability for commissions payable is limited solely to the proceeds of commissions receivable from the Company, and the Dealer hereby waives any and all rights to receive payment of commissions due until such time as the Sales Agent is in receipt of the commission from the Company. In addition, as set forth in the Offering Circular, the Sales Agent may, in its sole discretion, re-allow a portion of its sales fee to Dealers participating in the offering of Shares as marketing fees, reimbursement of costs and expenses of attending educational conferences or to defray other distribution-related expenses.

The parties hereby agree that the foregoing commission is not in excess of the usual and customary distributors’ or sellers’ commission received in the sale of securities similar to the Shares, that Dealer’s interest in the Offering is limited to such commission from the Sales Agent and Dealer’s indemnity referred to in Section 10 of the Sales Agency Agreement, and that the Company is not liable or responsible for the direct payment of such commission to the Dealer.

6. Applicability of Indemnification

Each of the Dealer and Sales Agent hereby acknowledges and agrees that it will be subject to the obligations set forth in, and entitled to the benefits of all the provisions of, the Sales Agency Agreement, including but not limited to, the representations and warranties and the indemnification obligations contained in the Sales Agency Agreement, including specifically the indemnification provisions of Section 10 of the Sales Agency Agreement. Such indemnification obligations shall survive the termination of this Selling Agreement and the Sales Agency Agreement.

7. Payment

Payments of sales commissions will be made by the Sales Agent (or by the Company as provided in the Sales Agency Agreement) to Dealer within 30 days of the receipt by the Sales Agent of the gross commission payments from the Company.

8. Right to Reject Orders or Cancel Sales

All purchases of Shares, whether initial or additional, are subject to acceptance by and shall only become effective upon confirmation by the Company, which reserves the right to reject any order. Orders not accompanied by a certification of eligibility signature page and the required wiring of funds for payment for the Shares may be rejected. Issuance of the Shares will be made only after actual receipt of payment by the Company from the Clearing Agent, or pursuant to DTC Settlement. If the Company is not in actual receipt of funds for the Shares from the Clearing Agent or in connection with a DTC Settlement of purchase, the Company reserves the right to cancel the sale without notice. In the event investment proceeds in escrow are rejected, canceled or rescinded for any reason, pursuant to the subscription documentation, Dealer agrees to forego any commission payable from the Sales Agent.

9. Offering Circular and Marketing Materials

Dealer is not authorized or permitted to give, and will not give, any information or make any representation (written or oral) concerning the Shares, except as set forth in the Offering Circular and any Marketing Materials. The Sales Agent will supply Dealer with reasonable quantities of the Offering Circular, any supplements thereto and any amended Offering Circular, as well as any Marketing Materials, for delivery to Investors, and Dealer will deliver a copy of the Offering Circular and all supplements thereto and any amended Offering Circular to each Investor to whom an offer is made prior to or simultaneously with the first solicitation of an offer to sell the Shares to an Investor. Dealer agrees that it will not send or give any Marketing Materials to an Investor unless it has previously sent or given an Offering Circular to that Investor or has simultaneously sent or given an Offering Circular with such Marketing Materials. Dealer agrees that it will not show or give to any Investor or prospective Investor or reproduce any material or writing which is supplied to it by the Sales Agent and marked “broker-dealer use only” or otherwise bearing a legend denoting that it is not to be used in connection with the sale of Shares to members of the public. Dealer agrees that it will not use in connection with the offer or sale of Shares any material or writing supplied to it by the Company or the Sales Agent bearing a legend which states that such material may not be used in connection with the offer or sale of the Shares or any other securities. Dealer further agrees that it will not use in connection with the offer or sale of Shares any materials or writings which have not been previously authorized or approved by the Sales Agent.

Dealer agrees to furnish (or cause to be furnished) a copy of any revised preliminary Offering Circular to each person to whom it has furnished a copy of any previous preliminary Offering Circular and further agrees that it will itself mail or otherwise deliver (or cause to be delivered) all preliminary and final Offering Circulars required for compliance with the provisions of Regulation A+. Regardless of the termination of this Selling Agreement, Dealer will deliver an Offering Circular (which the Company and Sales Agent will supply) in transactions in the Shares for a period of 90 days from the qualification date of the Offering Circular. On becoming a Dealer, and in offering and selling Shares, Dealer agrees to comply with all the applicable requirements under Regulation A+.

10. License and Association Membership

Dealer’s acceptance of this Selling Agreement constitutes a representation to the Company and the Sales Agent that Dealer is a properly registered broker-dealer under the Exchange Act, is duly licensed as a broker-dealer and authorized to sell Shares under Federal and state securities laws and regulations and in all states where it offers or sells Shares, and that it is a member in good standing of FINRA. Dealer agrees to notify the Sales Agent immediately in writing and this Selling Agreement shall automatically terminate if Dealer ceases to be a member in good standing of FINRA, is subject to a FINRA suspension, or its registration as a broker-dealer under the Exchange Act is terminated or suspended. Dealer hereby agrees to abide by all applicable FINRA Rules, including, but not limited to, FINRA Rule 5110.

Sales Agent represents and warrants that it is currently, and at all times while performing its functions under this Selling Agreement will be, a properly registered broker-dealer under the Exchange Act and under state securities laws to the extent necessary to perform the duties described in this Selling Agreement, and that it is a member in good standing of FINRA. The Sales Agent agrees to notify Dealer immediately in writing if it ceases to be a member in good standing with FINRA, is subject to a FINRA suspension, or its registration as a broker-dealer under the Exchange Act is terminated or suspended. The Sales Agent hereby agrees to abide by all applicable FINRA Rules, specifically including, but not limited to, FINRA Rule 5110.

11. Anti-Money Laundering Compliance Programs

Dealer’s acceptance of this Selling Agreement constitutes a representation to the Company and the Sales Agent that Dealer has established and implemented an anti-money laundering compliance program (“AML Program”) in accordance with applicable law, including applicable FINRA Rules, SEC Rules and Section 352 of the Money Laundering Abatement Act, reasonably expected to detect and cause the reporting of suspicious transactions in connection with the sale of Shares of the Company. Dealer hereby agrees to furnish, upon request, a copy of its AML Program to the Sales Agent for review and to promptly notify the Sales Agent of any material changes to its AML Program.

12. Limitations of Offer and Suitability

Dealer will offer Shares only to persons who meet the suitability standards set forth in the Offering Circular or in any suitability letter or memorandum sent to it by the Company or the Sales Agent and will only make offers to persons in the states in which it is advised in writing that the Shares are qualified for sale or that such qualification is not required.

In offering Shares, Dealer will comply with the provisions of the applicable FINRA Rules, as well as all other applicable rules and regulations relating to suitability of Investors. Nothing contained in this Selling Agreement shall be construed to impose upon the Company or the Sales Agent the responsibility of assuring that prospective Investors meet the suitability standards set forth in the Offering Circular, or to relieve Dealer from the responsibility of assuring that prospective Investors meet the suitability standards in accordance with the terms and provisions of the Offering Circular.

Dealer further represents, warrants and covenants that no Dealer, or person associated with Dealer, shall offer or sell Shares in any jurisdiction except to Investors, who satisfy the Investor suitability standards and minimum investment requirements under the most restrictive of the following: (1) applicable provisions of the Offering Circular; (2) the laws of the jurisdiction of which such Investor is a resident; or (3) applicable FINRA Rules including FINRA Rule 5110. Dealer agrees to ensure that, in recommending the purchase, sale or exchange of Shares to an Investor, each Dealer, or person associated with Dealer, shall have reasonable grounds to believe, on the basis of information obtained from the Investor (and thereafter maintained in the manner and for the period provided in such Rules) concerning his financial status, tax status, investment objectives and any other information known to Dealer, or person associated with Dealer, that: (A) the Investor is or will be in a financial position appropriate to enable him to realize to a significant extent the benefits described in the Offering Circular; (B) the Investor has a fair market net worth sufficient to sustain the risks inherent in an investment in Shares in the amount proposed, including loss, and lack of liquidity of such investment; (C) that the Investor has an apparent understanding of the fundamental risks of an investment in Shares, the lack of liquidity of the Shares, the background and qualifications of the Company and its affiliates, and the tax consequences of an investment in the Shares; and (D) an investment in Shares is otherwise suitable for such Investor. Dealer further represents, warrants and covenants that Dealer, or a person associated with Dealer, will make every reasonable effort to determine the suitability and appropriateness of an investment in Shares of each proposed Investor by reviewing documents and records disclosing the basis upon which the determination as to suitability was reached as to each purchaser of Shares pursuant to a subscription solicited by Dealer, whether such documents and records relate to accounts which have been closed, accounts which are currently maintained, or accounts hereafter established. Dealer agrees to retain such documents and records in Dealer’s records for a period of six years from the date of the applicable sale of Shares and to make such documents and records available to (i) the Sales Agent and the Company upon request, and (ii) to representatives of the SEC, FINRA and applicable state securities administrators upon your firm’s receipt of an appropriate document subpoena or other appropriate request for documents from any such agency. Dealer shall not purchase any Shares for a discretionary account without obtaining the prior written approval of Dealer’s customer and his or her signature on an eligibility certification.

13. Due Diligence and Adequate Disclosure

Prior to offering the Shares for sale, Dealer shall have conducted an inquiry such that Dealer has reasonable grounds to believe, based on information made available to Dealer by the Company or the Sales Agent through the Offering Circular or other materials, that all material facts are adequately and accurately disclosed and provide a basis for evaluating a purchase of Shares. In determining the adequacy of disclosed facts pursuant to the foregoing, each Dealer may obtain, upon request, information on material facts relating at a minimum to the following: (1) items of compensation; (2) physical properties; (3) tax aspects; (4) financial stability and experience of the Company and its manager; (5) conflicts and risk factors; and (6) appraisals and other pertinent reports.

Notwithstanding the foregoing, each Dealer may rely upon the results of an inquiry conducted by an independent third party retained for that purpose or another Dealer, provided that: (1) such Dealer has reasonable grounds to believe that such inquiry was conducted with due care by said independent third party or such other Dealer; (2) the results of the inquiry were provided to Dealer with the consent of the other Dealer conducting or directing the inquiry; and (3) no Dealer that participated in the inquiry is an affiliate of the Company.

As set forth in the Sales Agency Agreement, the Sales Agent will obtain an opinion of counsel to the Company to the effect that nothing has come to the attention of such counsel that causes such counsel to believe that the Offering Circular (except for financial statements and schedules and other financial data included therein or omitted therefrom) included or includes any untrue statement of a material fact or omitted or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Sales Agent will make such written opinion of counsel to the Company available to the Dealer.

Prior to the sale of the Shares, each Dealer shall inform each prospective purchaser of Shares of pertinent facts relating to the Shares including specifically the lack of liquidity and lack of marketability of the Shares during the term of the investment, but shall not, in any event, make any representation on behalf of the Company except as set forth in the Offering Circular and any Marketing Materials.

14. Compliance with Record Keeping Requirements

Dealer agrees to comply with the record keeping requirements of the Exchange Act, including but not limited to, Rules 17a-3 and 17a-4 promulgated under the Exchange Act. Dealer further agrees to keep such records with respect to each customer who purchases Shares, his suitability and the amount of Shares sold and to retain such records for such period of time as may be required by the SEC, any state securities commission, FINRA or the Company.

15. Customer Complaints

Each party hereby agrees to promptly provide to the other party copies of any written or otherwise documented complaints from customers of Dealer received by such party relating in any way to the Offering (including, but not limited to, the manner in which the Shares are offered by the Sales Agent or Dealer), the Shares or the Company.

16. Effectiveness, Termination and Amendments

This Selling Agreement shall become effective upon the execution hereof by Dealer and receipt of such executed Selling Agreement by the Sales Agent; provided, however, that in the event of the execution of this Selling Agreement prior to the time that the Offering Circular, as defined in the Sales Agency Agreement, becomes qualified with the SEC, this Selling Agreement shall not become effective prior to the Offering Circular being qualified with the SEC and shall instead become effective simultaneously with the qualification of the Offering Circular.

Dealer will immediately suspend or terminate its offer and sale of Shares upon the request of the Company or the Sales Agent at any time and will resume its offer and sale of Shares hereunder upon subsequent request of the Company or the Sales Agent. Any party may terminate this Selling Agreement by written notice. Such termination shall be effective 48 hours after the mailing of such notice. This Selling Agreement and the exhibits hereto are the entire agreement of the parties and supersede all prior agreements, if any, between the parties hereto.

This Selling Agreement may be amended at any time by the Sales Agent by written notice to the Dealer, and any such amendment shall be deemed accepted and agreed to by Dealer upon placing an order for sale of Shares after receipt of such notice.

17. Privacy Laws

The Sales Agent and Dealer (each referred to individually in this section as a “party”) agree as follows:

A. Each party agrees to abide by and comply with (1) the privacy standards and requirements of the Gramm-Leach-Bliley Act of 1999 (“GLB Act”), (2) the privacy standards and requirements of any other applicable Federal or state law, and (3) its own internal privacy policies and procedures, each as may be amended from time to time.

B. Dealer agrees to provide privacy policy notices required under the GLB Act resulting from purchases of Shares made by its customers pursuant to this Selling Agreement.

C. Each party agrees to refrain from the use or disclosure of nonpublic personal information (as defined under the GLB Act) of all customers who have opted out of such disclosures except as necessary to service the customers or as otherwise necessary or required by applicable law; and

D. Each party shall be responsible for determining which customers have opted out of the disclosure of nonpublic personal information by periodically reviewing and, if necessary, retrieving a list of such customers (the “List”) to identify customers that have exercised their opt-out rights. In the event either party uses or discloses nonpublic personal information of any customer for purposes other than servicing the customer, or as otherwise required by applicable law, that party will consult the List to determine whether the affected customer has exercised his or her opt-out rights. Each party understands that each is prohibited from using or disclosing any nonpublic personal information of any customer that is identified on the List as having opted out of such disclosures.

18. Notice

Any notice in this Selling Agreement permitted to be given, made or accepted by either party to the other, must be in writing and may be given or served by (1) overnight courier, (2) depositing the same in the United States mail, postpaid, certified, return receipt requested, or (3) facsimile transmission. Notice deposited in the United States mail shall be deemed given three (3) business days after mailing. Notice given in any other manner shall be effective when received at the address of the addressee. For purposes hereof the addresses of the parties, until changed as hereafter provided, shall be as follows:

To Sales Agent:	Moloney Securities Co., Inc.
13537 Barrett Parkway Drive, Suite 300
Manchester, Missouri 63021
Facsimile: (804) 525-1784
Attention: James A. Riggs, Executive Vice President

To Dealer:	Address Specified By Dealer on Dealer Signature Page

19. Attorney’s Fees, Applicable Law and Venue; Arbitration

In any action to enforce the provisions of this Selling Agreement or to secure damages for its breach, the prevailing party shall recover its costs and reasonable attorney’s fees. This Selling Agreement shall be construed under the laws of the Commonwealth of Virginia and shall take effect when signed by Dealer and countersigned by the Sales Agent.

20. Severability

In the event that any court of competent jurisdiction declares any provision of this Selling Agreement invalid, such invalidity shall have no effect on the other provisions hereof, which shall remain valid and binding and in full force and effect, and to that end the provisions of this Selling Agreement shall be considered severable.

21. No Waiver

Failure by either party to promptly insist upon strict compliance with any of the obligations of the other party under this Selling Agreement shall not be deemed to constitute a waiver of the right to enforce strict compliance with respect to any obligation hereunder.

22. Assignment

This Selling Agreement may not be assigned by Dealer, except with the prior written consent of Sales Agent. This Selling Agreement may be assigned by Sales Agent with 10 days prior written notice to Dealer, but such assignment shall not release Sales Agent from any liability under this Selling Agreement subsequent to any such assignment. This Selling Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and permitted assigns.

23. Authorization

Each party represents to the other that all requisite corporate proceedings have been undertaken to authorize it to enter into and perform under this Selling Agreement as contemplated herein, and that the individual who has signed this Selling Agreement below on its behalf is a duly elected officer that has been empowered to act for and on behalf of such party with respect to the execution of this Selling Agreement.

24. Counterparts

This Selling Agreement may be executed in any number of counterparts. Each counterpart, when executed and delivered, shall be an original contract, but all counterparts, when taken together, shall constitute one and the same agreement.

[SIGNATURE PAGE TO FOLLOW]

SALES AGENT:

MOLONEY SECURITIES CO., INC.

By:
James A. Riggs
Executive Vice President

We have read the foregoing Selling Agreement and we hereby accept and agree to the terms and conditions therein set forth. We hereby represent that the list below of jurisdictions in which we are registered or licensed as a broker or dealer and are fully authorized to sell securities is true and correct, and we agree to advise you of any changes to the information listed on this signature page during the term of this Selling Agreement.

Name of Dealer’s Firm: __________________________________________________________

Type of entity: _________________________________________________________________

(to be completed by Dealer)          (corporation, partnership or proprietorship)

Organized in the State of:_________________________________________________________

(to be completed by Dealer)      (State)

Licensed as broker-dealer in the following States:______________________________________

(to be completed by Dealer)

Tax I.D. #:

Person to receive notice pursuant to Section 18.

Name:________________________________________________________________________

Company:_____________________________________________________________________

Address:______________________________________________________________________

City, State and Zip Code:_________________________________________________________

Telephone No.:(       ) __________________________________________________________

Fax No.:(      ) ________________________________________________________________

AGREED TO AND ACCEPTED BY DEALER:

___________________________________

(Dealer’s Firm Name)

By:
            Signature

Title:_________________________

Date:_________________________